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                            EXHIBIT 10.14 FOR ITEM 6

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 23rd day of July, 2002 by and between Vision Technologies Kinetics, Inc., a Delaware corporation, or its nominee as designated under
Section 10.13 (the "Buyer"), on the one hand, and Friede Goldman Halter, Inc., a Mississippi corporation, Halter Marine, Inc., a Nevada corporation, Halter Marine, Inc., a Louisiana corporation, Halter Gulf Repair, Inc., a Delaware corporation, Halter Marine Services, Inc., a Mississippi corporation, Halter Marine Gulfport, Inc., a Nevada corporation, Gulf Coast Fabrication, Inc., a Mississippi corporation, and Halter Marine Pascagoula, Inc., a Delaware corporation, Debtors-in-Possession (collectively the "Seller") under jointly administered Case No. 01-52173 (the "Case") in the United States Bankruptcy Court in the Southern District of Mississippi (the "Bankruptcy Court") filed on April 19, 2001 the ("Petition Date").

                                    RECITALS

A. The relevant line of business for the purposes of this Agreement is the Seller's business segment specifically involving the design, construction and repair of vessels, known within the Seller's operations as the Halter Marine or the Vessels Group (the "Business").

B. Seller wishes to sell or assign to Buyer the assets described on Exhibits "A" through "C", other than certain specified excluded assets described on Exhibits "B-1", "B-2" and "D", and some liabilities associated with certain of the assets at the price and on the other terms and conditions specified in detail below; and Buyer wishes to so purchase and acquire such assets and assume such liabilities from Seller.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      TRANSFER OF ASSETS

1.1     PURCHASE AND SALE OF ASSETS

On the Closing Date, as hereinafter defined, in consideration of the mutual covenants, representations and obligations of Buyer and Seller hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the following assets, wherever located or, to the extent set forth below, Seller's interest in such assets (collectively, the "Property"):

        1.1.1     Leases and Contracts

Seller's right, title and interest (i) under those real property leases described on Exhibit "A-1" attached to this Agreement (collectively, the "Real Property Leases"), (ii) under those equipment, personal property and intangible property leases, rental agreements, licenses,

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contracts, agreements and similar arrangements described on Exhibit "A-2"
attached to this Agreement (collectively, the "Other Leases"), (iii) as a party to all contracts, leases, orders, purchase orders, licenses, contracts, subcontracts, agreements and similar arrangements, described on Exhibit "A-3", Exhibit "A-3a", Exhibit "A-3b", and Exhibit "A-3c" (collectively, the "Other Contracts" and together with the Other Leases, the "Other Leases and Contracts").

        1.1.2     Real Property and Improvements

Seller's right, title and interest in the real property described in the legal descriptions attached hereto as Exhibit "A-4" and all improvements located thereon (collectively, the "Real Property"). Notwithstanding the foregoing, in the event that Buyer elects to conduct an environmental investigation of (i) the Real Property located at 10220 Three Rivers Road/Industrial Seaway Road, Gulfport, Mississippi (the "Three Rivers Facility"), as provided in Section 8.3 below, and thereafter Buyer determines in its sole discretion not to acquire all of the Three Rivers Facility because of the results of such investigation, then Buyer may so notify Seller in writing, by not later than the day before the Auction approved by the Procedure Order, in which event the Three Rivers Facility shall not be sold and transferred to Buyer pursuant to this Agreement, and the Purchase Price shall be reduced by One Million Dollars ($1,000,000) or
(ii) any one or more other items of Real Property listed on Exhibit "A-4", and thereafter Buyer determines in its sole discretion not to acquire one or more or a portion of such items of Real Property, then Buyer may so notify Seller in writing, by not later than the Closing Date in which event such items or portions thereof shall not be sold and transferred to Buyer pursuant to this Agreement, provided, that, with respect to subpart (ii), the Purchase Price shall not be reduced as a result thereof and neither Seller nor Buyer shall have any obligation to remedy any problem discovered from such investigation.

        1.1.3     Personal Property

Those items of equipment and tangible personal property listed in Exhibit "B" attached to this Agreement, and any other tangible personal property now owned or hereafter acquired by Seller and not disposed of by Seller in the ordinary course of the Business prior to the Closing Date that is primarily used in the Business (collectively, the "Personal Property"). As used in this Agreement, the term "Inventory" shall not include the property listed on Exhibit "B".

        1.1.4     Intangible and Intellectual Property

All intangible and intellectual property used primarily in the Business, including but not limited to all books, records, documents, licenses, permits, promotional materials, designs, engineering drawings and data, plan specifications, names, trade names, patents, software and any other similar items primarily used in the Business, and all suits, actions, claims and demands owned by Seller with respect to the Property, including but not limited to such claims as Seller may own against Buyer, its officers, directors, employees, agents, assigns, subsidiaries and affiliates (the "Seller's Assigned Actions"), including, without limitation, the corporate and trade name "Halter," and any other corporate and trade names, trade marks and service marks and variations thereof that are primarily used in connection with the Business and the other items identified on Exhibit "C" hereto (collectively, the "Intangible Property"); provided, however, that Seller shall have the right to use the following corporate and trade names after the Closing Date until conclusion of the Case for corporate governance purposes and for purposes of administering the Case pursuant to a trademark license agreement substantially in the form attached hereto as

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Exhibit "Q" (the "Trademark License Agreement"): all corporate names listed on
Appendix "C" of Exhibit "T" attached hereto to the Trademark Assignment. As used in this Agreement, Intangible Property shall in all events exclude (i) any materials containing privileged communications or information about employees, disclosure of which would violate an employee's reasonable expectation of privacy and any other materials which are subject to attorney-client privilege (including any rights to assert privilege), and (ii) Seller's corporate books and records relating to its organization and existence.

        1.1.5     Receivables

All accounts receivable arising under the Other Contracts listed on Exhibit "A-3a" which are 60 days or less outstanding as of the Closing Date and are included as Current Assets, and all causes of action by Seller relating or pertaining to the foregoing (collectively, the "Receivables").

        1.1.6     Inventory

All supplies, goods, materials, inventory and stock in trade used primarily in the Business and owned by Seller (which should not be interpreted to include the E Cat Prototype Vessel, finished goods or contract specific inventory) (the "Inventory"); provided, that Inventory shall not include the Pasha Vessel or any inventory, within the meaning of the Uniform Commercial Code, as adopted by the State of Mississippi, that is to be utilized in the construction of, or that is to become a part of, the Pasha Vessel, and all materials that are the subject of the Pasha Contract, including, without limitation, any such items on which Travelers Casualty and Surety Company of America has a lien or security interest.

        1.1.7     Halter-Bollinger Joint Venture

Seller shall use commercially reasonable efforts to transfer and/or assign all interests of Seller in Halter-Bollinger Joint Venture, L.L.C., a Louisiana limited liability company (hereafter, "HBJV"), including but not limited to all membership interests owned by Seller or any other equity or ownership interest of Seller in HBJV, including all of Seller's obligations to the HBJV, and any and all agreements associated in any manner with HBJV, including but not limited to, (a) that certain Operating Agreement of HBJV dated as of May 14, 1998 by and between Halter Marine Group, Inc. and Bollinger Shipyards, Inc. (as amended by Amendment No. 1 thereto dated as of November 23, 1998); (b) that certain Teaming Agreement entered into on or about November 25, 1998 by and between Lockheed Martin Corporation, Ingalls Shipbuilding, Inc., and HBJV; (c) that certain Teaming Agreement dated as of March 18, 1998 by and between Booz, Allen & Hamilton and HBJV; and (d) that certain Teaming Agreement dated March 6, 1998 between Bollinger Shipyards, Inc. and Halter Marine, Inc., provided, however, that if Seller does not transfer and/or assign the HBJV and/or such agreements to Buyer, Buyer, as a result thereof, shall neither be permitted to terminate this Agreement nor be entitled to any adjustment to the Purchase Price.

        1.1.8     Cost in Excess

All supplies, goods, materials and other work in process owned by Seller for which a cost has been incurred, but not billed, by Seller with respect to the Other Contracts listed on Exhibit "A-3a".

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1.2     EXCLUDED ASSETS

        1.2.1 In addition to Buyer's right under Section 1.1.2 to exclude items of Real Property or portions thereof, Buyer may notify Seller in writing prior to the date set for the Auction in the Procedure Order, that Buyer has determined not to acquire any or all of the items listed on Exhibit "A-1", Exhibit "A-2", Exhibit "A-3", Exhibit "B" and Exhibit "C" and such items shall not be transferred to Buyer pursuant to this Agreement, and shall be deemed Excluded Assets hereunder; provided, however, such right to exclude Property shall not be available to Buyer with respect to those Other Contracts listed on Exhibit "A-3a", Exhibit "A-3b" and Exhibit "A-3c"; provided, moreover, that any such exclusion by Buyer shall not reduce the Purchase Price. Notwithstanding the foregoing, in the event Seller is not prepared to deliver on the Closing Date the novation agreements or consents to assignment required in Section 3.3.1 with respect to the Other Contracts listed on Exhibit "A-3a", then Buyer shall have the right to exclude (i) such Other Contract for which such novation agreement or consent to assignment Seller is not prepared to deliver on the Closing Date and those Other Contracts listed on Exhibits "A-3b" and "A-3c" related thereto, or (ii) terminate this Agreement pursuant to Sections 4.2.1 and 4.3.2. As to the Other Contracts listed in Items 211-214 of Exhibit "A-3", Seller shall deliver to Buyer a novation agreement to be accepted and executed by the United States Government, if and to the extent the United States Government is prepared to novate such Other Contracts

        1.2.2 Notwithstanding anything to the contrary in this Agreement, the Property shall not include the following assets (collectively, the "Excluded Assets"): (i) items of Real Property, or portions thereof, elected by Buyer to be Excluded Assets pursuant to the provisions of Section 1.1.2; (ii) those assets excluded under Section 1.2.1 above; (iii) those items excluded from Intangible Property under Section 1.1.4 above; (iv) all cash and cash equivalents; (v) Inventory transferred or used by Seller in the ordinary course of the Business prior to the Closing Date; (vi) any lease, rental agreement, contract, agreement, license or similar arrangement that expires prior to the Closing Date ("Expired Contracts"); (vii) the corporate and trade name "Friede Goldman Halter, Inc." and any other corporate and trade names, trademarks and service marks and variations thereof of Seller or its affiliates that are not used primarily in the Business (including, without limitation, "Friede Goldman Offshore, Inc."); (viii) any right, property or asset listed on Exhibit "D" hereto; (ix) all preference or avoidance claims and actions of the Seller, including any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the United States Bankruptcy Code, except for Seller's Assigned Actions; (x) the Seller's rights under this Agreement, including its rights to consideration payable or deliverable to Seller pursuant to the terms and provisions hereof; (xi) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Expired Contract, or (B) any item of tangible or intangible property not included in the Property; provided, however that Buyer shall continue to have its rights under Section 2.1.4; (xii) any right or ownership interest in the Dredge Potter contract; (xiii) any accounts receivable of the Business that are greater than 60 days outstanding on the Closing Date or which are expected to become subject to a dispute or claim as mutually determined by Buyer and Seller on the Closing Date and any accounts receivable that do not arise under any of the Other Contracts described on Exhibit "A-3a"; (xiv) those items of Personal Property listed on Exhibit "B-1"; and (xv) those items of Personal Property listed on Exhibit "B-2".

        1.2.3 Any exclusion of Property by Buyer pursuant to Section 1.2.1 which prevents Seller from fulfilling Seller's delivery obligations under this Agreement (including, without

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limitation, Seller's ability or obligation to transfer other items of Property)
shall not, as a result thereof, allow Buyer to terminate this Agreement or entitle Buyer to the Purchase Price adjustment provided for in Section 2.1.4.

1.3     INSTRUMENTS OF TRANSFER

The sale, assignment, transfer, conveyance and delivery of the Property to Buyer and the assumption of those certain specified liabilities provided herein by Buyer shall be made by assignments, bills of sale, deeds, stock powers and other instruments of assignment, transfer and conveyance as may reasonably be requested by Buyer or Seller or that are necessary to consummate the transaction contemplated herein, each substantially in the form attached hereto and as required by this Agreement.

2.      CONSIDERATION

2.1     PURCHASE PRICE.

        2.1.1 Consideration. The cash consideration to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be Fifty Million Seven Hundred and Fifty Thousand Dollars only ($50,750,000), subject to any purchase price adjustments as provided in Section 1.1.2, 2.1.4 and 3.7.2 and working capital adjustments as provided in Section 2.2 hereof.

        2.1.2 Deposit Escrow. Pursuant to the Procedure Order and subject to the terms and conditions of the Escrow Agreement entered into between Buyer, Seller and the Deposit Escrow Agent (as defined below), substantially the same as the form attached hereto as Exhibit E, Buyer shall deliver to and deposit in trust with JP Morgan Chase Bank or other similar escrow agent or company mutually acceptable by written agreement between Buyer and Seller (the "Deposit Escrow Agent"), the sum of Five Million Dollars ($5,000,000) (the "Deposit") in immediately available, good funds (funds delivered in this manner are referred to herein as "Good Funds"). Upon the receipt of this Agreement and the Buyer's delivery of the Deposit to the Deposit Escrow Agent, Seller shall confirm in writing that the Buyer is "financially qualified" pursuant to the Procedure Order. Seller shall be deemed to accept this Agreement, upon execution of this Agreement, whereupon this Agreement shall be deemed to be valid and effective ("the Execution Date"). Upon receipt of the Deposit, the Deposit Escrow Agent shall immediately deposit the Deposit into an account pursuant to the Deposit Escrow Agreement. The Deposit Escrow Agent shall return to Buyer the Deposit (and any interest accrued thereon) upon the earlier of (A) the Buyer's termination of this Agreement under Section 4.3.2 as a result of the failure of a condition to Buyer's obligations, as set forth in Section 4.2 (a "Seller Default Termination"), (B) Seller's termination of this Agreement at its election under Section 4.3.2 unless there has been a Buyer Default Termination,
(C) Buyer's or Seller's termination of this Agreement at its election under
Section 4.3.3, (D) at the Outside Date, as extended pursuant to Section 3.2, and no Closing or Buyer Default Termination has occurred as of such date, (E) at such time as Seller accepts an overbid at the Auction pursuant to Section 8.4.1 from a third party other than Buyer, (F) mutual termination under Section 4.3.1, or (G) upon written notice pursuant to Section 4(d) of the Deposit Escrow Agreement. The Deposit Escrow Agent shall deliver the Deposit (and any interest accrued thereon) to Seller upon the earlier of (A) Seller's termination of this Agreement under Section 4.3.2 as a result of the failure of a condition to Seller's obligations set forth in Sections 4.1.1 only (a "Buyer Default Termination") or (B) at the Closing of the sale to Buyer. The Deposit Escrow Agent's escrow fees and charges shall be paid one-half

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by Seller and one-half by Buyer, in which respect the Seller and the Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges.

        2.1.3 Closing Date Payments. At the Closing, Buyer shall (i) pay and deliver to Seller, by wire transfer in Good Funds, the Purchase Price less (a) the Deposit (and interest accrued thereon), (b) the Working Capital Escrow Amount (as defined below) and (c) the Purchase Price Reduction Escrow Amount (as defined below), (ii) instruct the Deposit Escrow Agent in writing to deliver the Deposit (and any interest accrued thereon) to Seller, by wire transfer of Good Funds, (iii) pay and deliver in trust to JPMorgan Chase Bank or other similar escrow agent mutually acceptable by written agreement executed by Buyer and Seller (the "Working Capital Escrow Agent") an escrow (the "Working Capital Adjustment Escrow Account") in an amount equal to Six Million Dollars and No Cents ($6,000,000) (the "Working Capital Escrow Amount") in Good Funds pursuant to an escrow agreement among Buyer, Seller and Working Capital Escrow Agent substantially in the form attached hereto as Exhibit "F" (the "Working Capital Escrow Agreement"), which will be available to satisfy any amounts owed to Buyer or Seller pursuant to Section 2.2 hereof and (iv) pay and deliver to an escrow (the "Purchase Price Reduction Escrow Account") with JPMorgan Chase Bank or other similar escrow agent or company reasonably designated by Seller (the "Purchase Price Reduction Escrow Agent") an amount equal to Three Million Dollars and No Cents ($3,000,000) (the "Purchase Price Reduction Escrow Amount") in Good Funds pursuant to an escrow agreement among Buyer, Seller and the Purchase Price Reduction Escrow Agent substantially in the form attached hereto as Exhibit "G" (the "Purchase Price Reduction Escrow Agreement"), which will be available for distribution to Buyer according to Section 2.1.4 hereof. Upon calculation of Net Working Capital as provided in Section 2.2, the Working Capital Escrow Amount shall be released pursuant to Section 2.2.3. Any portion of the Working Capital Escrow Amount not necessary to satisfy amounts payable to Buyer pursuant to such Section 2.2 shall promptly be disbursed to Seller together with all interest accrued thereon. The Working Capital Escrow Agent's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer, in which respect the Seller and the Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges. Following the expiration of thirty (30) days following the Closing Date, any portion of the Purchase Price Reduction Escrow Amount not necessary to satisfy Buyer's unpaid Reimbursement Request (as defined in the Purchase Price Reduction Escrow Agreement) pursuant to Section 2.1.4 shall promptly be disbursed to Seller together with all interest accrued thereon. The Purchase Price Reduction Escrow Agent's fees and charges shall be paid one-half by Seller and one-half by Buyer, in which respect the Seller and the Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges.

        2.1.4 Purchase Price Reduction. If Seller fails, for any reason, to deliver possession of, or good and marketable title to, any item of non-leased Personal Property or the exclusive right of ownership therein, as may be applicable, to the Buyer at Closing as required by Section 1.1.3 of this Agreement, then, within thirty (30) days following the Closing, Buyer shall be entitled to a distribution from the Purchase Price Reduction Escrow Account in an amount equal to the lesser of (x) the amount listed for such item of owned Personal Property in that certain appraisal provided to Seller by DoveBid Valuation Services dated December 8, 2000 (with respect to machinery and equipment) and dated June 14, 2001 (with respect to floating equipment), based on orderly liquidation values and (y) the amount listed for such item in an appraisal, based on orderly liquidation values, to be obtained by Buyer prior to the Closing Date (the lesser of (x)

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and (y), the "Specified Amount"). If any such item of Personal Property is not included on both of the appraisals listed in (x) and (y), then the value to be utilized shall be the value indicated on such appraisal in which the item is listed. Upon presenting Seller with proof, to the reasonable satisfaction of Seller, of Seller's failure to deliver possession of, good and marketable title to, or an exclusive right of ownership in, an item of non-leased Personal Property and Seller is unable to cure such failure within ten (10) calendar days after Buyer presents such proof to Seller, Buyer and Seller shall jointly instruct the Purchase Price Reduction Escrow Agent to immediately distribute the Specified Amount relating to such item to Buyer. If Buyer has submitted a Reimbursement Request (as defined in the Purchase Price Reduction Escrow Agreement) and no disbursement has been made by the Purchase Price Reduction Escrow Agent or there is a dispute with respect to such Reimbursement Request, then the Purchase Price Reduction Escrow Agent shall retain such amount until either Buyer and Seller submit a joint instruction to the Purchase Price Reduction Escrow Agent with respect to the disbursement thereof or a Final Order of the Bankruptcy Court is presented to the Purchase Price Reduction Escrow Agent which directs the disbursement of such amount. Notwithstanding the foregoing, Buyer shall not be entitled to a distribution from the Purchase Price Reduction Escrow Account until the aggregate Specified Amount exceeds One Hundred Thousand Dollars ($100,000) in which event all amounts, including the first $100,000, shall be payable. Nothing in this Section 2.1.4 shall be construed as permitting Buyer to receive any distribution from the Purchase Price Reduction Escrow Account for an item of owned Personal Property because of its condition or operational status on the Closing Date.

2.2     POST-CLOSING ADJUSTMENT.

        2.2.1 Calculation of Net Working Capital at Closing Date. Within thirty (30) calendar days following the Closing Date, Seller's independent public accountants shall (i) compute the amount of Net Working Capital of the Business ("Net Working Capital") as of the Closing Date, in accordance with Generally Accepted Accounting Principals ("GAAP") consistently applied, based on adjustments, as expressly provided in this Agreement, to the Business's balance sheet dated March 31, 2002, and (ii) provide Buyer a summary and all computations and work papers reflecting how such computations were made and the factors included in such computations. Buyer and its accountants may within ten
(10) business days after receipt of such computations initiate the dispute procedures pursuant to Section 2.2.4, if necessary.

        2.2.2 Net Working Capital at Date of Most Recent Balance Sheet. By way of example, a copy of the Net Working Capital calculation as of March 31, 2002, and the balance sheet of the Business as of March 31, 2002, both of which, to Seller's knowledge, were computed in accordance with GAAP consistently applied and with the adjustments specifically provided for in this Agreement, are attached hereto as Schedule 2.2.

        2.2.3 Payment of Adjustment Amounts. If the Net Working Capital as of the Closing Date is greater than Eight Million Dollars and No Cents ($8,000,000) (the "Target Net Working Capital"), then Buyer and Seller shall, subject to resolution of Buyer's disputes according to Section 2.2.4 hereof, within ten (10) business days of Buyer's receipt of such computation by Seller's independent public accountants, jointly instruct the Working Capital Escrow Agent to release to Seller, by wire transfer, an amount equal to the Working Capital Escrow Amount, plus all accrued interest thereon. If the amount in the Working Capital Adjustment Escrow Account is insufficient to satisfy the amount by which the Net Working Capital, as computed, exceeds the Target Net Working Capital, then Buyer shall pay directly to Seller, on the same date as the

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amount in the Working Capital Adjustment Escrow Account is released pursuant to this Section 2.2.3, an amount equal to the Net Working Capital, as computed, less the Target Net Working Capital. If the Net Working Capital, as computed, as of the Closing Date is less than the Target Net Working Capital, then Buyer and Seller, within ten (10) business days of Buyer's receipt of such computation, shall jointly instruct the Working Capital Escrow Agent to release (i) to Buyer, by wire transfer, an amount equal to the difference between the Target Net Working Capital and the amount of Net Working Capital, as computed, as of the Closing Date, and (ii) to Seller, by wire transfer, any amount remaining in the Working Capital Adjustment Escrow Account after payment of the foregoing. If the amount in the Working Capital Adjustment Escrow Account is insufficient to satisfy the amount by which the Target Net Working Capital exceeds the Net Working Capital, as computed, then Seller shall pay directly to Buyer, on the same date as the amount in the Working Capital Adjustment Escrow Account is released pursuant to this Section 2.2.3, an amount equal to the Target Net Working Capital less the Net Working Capital, as computed.

        2.2.4 Disputes. Within ten (10) business days of Buyer's receipt of the computations referred to in Section 2.2.1 above, the Buyer shall notify Seller whether it disputes any aspect of such computations or accepts them. If Buyer disputes such computations, then the parties shall work together in good faith to resolve the dispute. If they are unable to resolve the dispute within five business days, then the dispute shall be referred to such nationally recognized accounting firm as Buyer and Seller may mutually agree upon, or if they are unable to agree upon such accounting firm within five additional business days, as designated by the Bankruptcy Court. Such accounting firm shall be instructed to resolve the dispute not later than ten business days following the referral of the dispute to such accounting firm. The resolution of the dispute by such accounting firm shall be final and binding on Buyer and Seller and may be enforced by the Bankruptcy Court.

        "Current Assets" means the amounts reflected on Seller's financial statements prepared for purposes of Section 2.2.1 hereof, in accordance with GAAP, consistently applied, including the further adjustments provided for in this Agreement and including the following classes of current assets of the
Business: (w) with respect to those related to the Other Contracts listed on Exhibit "A-3a", (i) accounts receivable (except that all accounts receivable greater than 60 days outstanding or which are expected to become subject to a dispute or claim (as mutually determined by Buyer and Seller) shall be deducted in their entirety from Net Working Capital ), and (ii) costs in excess of billings; (x) deposits of all types, to the extent transferable (such deposits shall not include surety-type deposits; and (y) inventory; provided, however, that neither cash nor cash equivalents shall be considered a Current Asset.

        "Current Liabilities" means the amounts reflected on Seller's financial statements prepared for purposes of Section 2.2.1 hereof, in accordance with GAAP, consistently applied, including the further adjustments provided for in this Agreement and including the following classes of current liabilities of the
Business: (w) post-petition accounts payable; (x) billings in excess of costs; and (y) accrued expenses; provided, however, that neither (a) current maturities of indebtedness for borrowed money or capital leases (including interest thereon), nor (b) any obligations that are not Assumed Liabilities, will be deemed Current Liabilities.

        "Net Working Capital" means the excess of the Current Assets over the Current Liabilities of the Business as of the Closing Date, as reflected on a balance sheet of the Business prepared for purposes of the computation in
Section 2.2.1 above.

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2.3     ASSUMED LIABILITIES

Buyer shall, effective as of the Closing Date, assume and/or perform only those
(i) liabilities and obligations accruing under the Real Property Leases, the Other Leases, and the Other Contracts listed on Exhibit "A-3a", Exhibit "A-3b", and Exhibit "A-3c" (except such liabilities and obligations accruing under the Real Property Leases and the Other Leases and Contracts that Buyer excludes pursuant to Section 1.2.1), and (ii) all post-petition liabilities included as Current Liabilities for purposes of determining the Net Working Capital and
(iii) subject to Section 1.1.7 and if tranferred, all of Seller's liabilities and obligations with respect to the HBJV (collectively, all of the foregoing liabilities and obligations are the "Assumed Liabilities"). Buyer does not assume and shall not perform any liabilities or obligations which are not specifically described in this Section 2.3. Buyer shall indemnify Seller with respect to (i) all post-Petition Date liabilities and obligations accruing under the Real Property Leases and the Other Leases and Contracts (except such liabilities and obligations accruing under the Real Property Leases and the Other Leases and Contracts that Buyer excludes pursuant to Section 1.2.1), (ii) all liabilities and obligations accruing under the Other Contracts listed on Exhibit "A-3a", and (iii) all post-petition liabilities included as Current Liabilities for purposes of determining the Net Working Capital.

2.4     EXCLUDED LIABILITIES

Notwithstanding anything in this Agreement to the contrary and except for the Assumed Liabilities, Seller shall, without any responsibility or liability of, or recourse to Buyer or any of its directors, shareholders, officers, managers, employees, agents, consultants, representatives, affiliates, successors or assigns or persons in similar positions, absolutely and irrevocably retain any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured of Seller, arising out of or calculated with reference to the ownership, use or possession or the transfer of the Property, or the operation or conduct of the Business, prior to or on the Closing Date (the "Excluded Liabilities"). The Excluded Liabilities shall include, but not be limited to:

        2.4.1 Any liability of Seller for unpaid taxes (with respect to the Business, the Property or otherwise) for periods prior to the Closing Date;

        2.4.2 Any liability of Seller for income, transfer, sales, use, and other taxes arising in connection with the consummation of the transaction contemplated hereby (including any income taxes arising because Seller is transferring the Property, because any of their subsidiaries are deemed to be transferring its assets pursuant to an election under Internal Revenue Code
Section 338(h)(10), because Seller has an excess loss account in the stock of any of its subsidiaries, or because Seller has deferred gain on any deferred intercompany transaction); provided, however, that Buyer shall be liable for any sales, use, transfer or other similar taxes or charges that are incurred solely as a result of the transactions contemplated hereby;

        2.4.3 Any liability of Seller for the unpaid taxes of any person other than any Seller under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise;

        2.4.4 Any obligation of Seller to indemnify any person by reason of the fact that such person was a director, officer, manager, employee, agent or a person in any other similar capacity with any Seller or was a customer or contracting party with any Seller, or was serving at the request of any Seller as a partner, trustee, director, officer, employee, manager, agent or in any other similar capacity with another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

        2.4.5 Any liability of Seller for costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby;

        2.4.6     Any liability or obligation of Seller under this Agreement;

        2.4.7 Any liability or obligation arising out of or relating to a matter the nondisclosure of which results in a breach of a representation or warranty of Seller contained herein;

        2.4.8 All liabilities and obligations arising out of incidents or events occurring prior to the Closing Date by any person employed by Seller for payment or benefits under workers' compensation laws or any other law;

        2.4.9 All liabilities and obligations arising out of claims made by any person employed by Seller in the Business for payment of costs incurred which arise out of incidents or events prior to the Closing Date under any medical insurance plan;

        2.4.10 All liabilities and obligations of the Business that arise out of, result from or relate to Seller's ownership or operation of the Business for personal injury or property damage that occur or have occurred prior to the Closing Date;

        2.4.11 All Seller warranty obligations unless otherwise explicitly assumed pursuant to Section 2.3;

        2.4.12 All environmental liabilities resulting from or arising out of the ownership or operation of the Business, the condition of the Property or an environmental claim that a release occurred, in each case prior to the Closing Date;

        2.4.13 All liabilities and obligations for contingent payments under that certain Stock Purchase Agreement, dated July 10, 1997, among Halter Marine, Inc. and the shareholders of Bludworth Bond Shipyard, Inc.;

        2.4.14 All liabilities and obligations under any agreement between Friede & Goldman, Ltd. (or any of its predecessors, including J.L. Holloway Holdings, Inc.) and either one of or both J.L. Goldman Associates, Inc. (or any of its predecessors, including Friede & Goldman, Ltd.) and Jerome L. Goldman; and

        2.4.15 Any liability or obligation in connection with seller's employee benefit plans (as defined in ERISA sec. 3(3), 29 USC sec. 1002(3)), including pension plans, profit-sharing and 401(k) plans, health insurance plans and all other welfare benefit plans; any non-ERISA benefits and fringe benefits. Buyer shall not be an adopting or successor employer on any such plans, nor shall Buyer have liability for any premiums, contributions, matches, or other payments of any kind.

        2.4.16 All liabilities and obligations in connection with Halter Gulf Repair, Inc. and and that certain transaction with Bouchard Transportation Co., Inc. for the construction of that certain 127'X38'X20' ATB Tug (steel hull and house, diesel powered, 6,400 total horsepower).

        2.5       Cure Costs

Buyer agrees to pay an amount not to exceed those cure amounts listed on Exhibit "R" to this Agreement and not to exceed $81,712.21 due and payable under the Real Property Leases and the Other Leases and Contracts which the Bankruptcy Court orders to be paid as a condition to the Seller's assumption and assignment to Buyer of the Real Property Leases or the Other Leases and Contracts in accordance with Section 365 of the Bankruptcy Code (the "Cure Costs"); provided that Buyer shall not pay Cure Costs with respect to such Property that it does not acquire pursuant to Section 1.2.1.

3.      CLOSING OF TRANSACTION

3.1     CLOSING

The Closing of the transaction provided for herein (the "Closing") shall take place at the offices of Andrews & Kurth, Mayor, Day & Caldwell, L.L.P. or such other place mutually agreed upon by Buyer and Seller.

3.2     CLOSING DATE

The Closing shall be held on a weekday on which financial institutions are open and on a day that is within five (5) business days after satisfaction or waiver of the Conditions Precedent to Closing in Section 4 (the "Closing Date") and in no event later than ninety (90) calendar days after the Execution Date (the "Outside Date"); provided, however, that the Outside Date shall automatically be extended for no more than three consecutive thirty (30) business day periods if the only condition remaining to be satisfied is the condition specified in
Section 4.1.2, 4.1.3, 4.2.4 or 4.2.6; provided, further, that Buyer may, in its sole discretion, elect to extend the Closing Date or the Outside Date, as extended, if the condition specified in Section 4.2.4 or 4.2.6 has not been satisfied; provided, further, that the Closing Date may be extended or reduced upon mutual agreement of the Buyer and Seller.

3.3     SELLER'S DELIVERIES TO BUYER AT CLOSING

On the Closing Date, Seller shall make the following deliveries to Buyer:

        3.3.1 An Assignment and Assumption Agreement substantially in the form attached as Exhibit "H" hereto, duly executed by Seller, pursuant to which Seller assigns the Real Property Leases and the Other Leases and Contracts (except such Real Property Leases and Other Leases and Contracts that Buyer rejects pursuant to Section 1.2.1) (the "Assignment Agreement"). As to Other Contracts listed in Exhibit "A-3a", Seller shall be prepared to deliver to Buyer (i) with respect to those Other Contracts to which the United States Government is a party, a novation agreement to be accepted and executed by the United States Government and (ii) with respect to those post-Petition Date Other Contracts for which consent is required to assign such Other Contracts, a consent to assignment to be accepted and executed by the third party to such Other Contracts, in each case on the same terms as are in effect for such Other Contracts on the Closing Date or such other terms reasonably acceptable to Buyer.

        3.3.2 A bill of sale, duly executed by Seller, substantially in the form attached hereto as Exhibit "I", pursuant to which Seller transfers the Property, other than the Real Property, Real Property Leases and the Other Leases and Contracts to Buyer (the "Bill of Sale").

        3.3.3. Special warranty deeds and an Act of Sale duly executed by the Seller, in respect of each parcel of Real Property, substantially in the form attached hereto as Exhibit "J" (the "Deeds").

        3.3.4 The Permits Sharing Agreement as provided in Section 8.5, executed by Seller.

        3.3.5 Originals, or if not available, copies of all permits, licenses and governmental, administrative and regulatory approvals and authorizations that are in the Seller's possession and that are necessary to own and operate the Business and the Property, to the extent transferable.

        3.3.6 The Working Capital Escrow Agreement, as provided in Section 2.1.3, executed by Seller and the Working Capital Escrow Agent.

        3.3.7     The Purchase Price Reduction Escrow Agreement, as provided in
Section 2.1.3, executed by Seller and the Purchase Price Reduction Escrow Agent.

        3.3.8 Sellers shall have delivered at the Closing copies of the Sale Procedure Order and the Approval Order duly certified by the Bankruptcy Court, both of which shall be Final Orders at the time of the Closing.

        3.3.9 Written certification evidencing Seller's satisfaction of all of Seller's covenants and obligations, as required by Section 4.2.1.

        3.3.10 Certificates of Title for each titled vehicle included as Personal Property.

        3.3.11 Such other agreements, certificates, deeds, bills of sale, assignments, releases, consents to assignments and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and substance to Buyer and Seller as may be required in order to convey to Buyer all of Sellers' right, title and interest in and to the Property or that are required by this Agreement. 3.3.12 The tangible Personal Property.

        3.3.13 The Trademark License Agreement, as provided in Section 1.1.4, executed by Seller.

        3.3.14 If required by Buyer's title insurance company, Seller shall have delivered to Buyer evidence of all necessary actions by Seller in connection with the transaction contemplated hereby, including (i) certified copies of resolutions duly adopted by each Seller's

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

Board of Directors approving the transaction contemplated by this Agreement and authorizing the execution, delivery and performance by each Seller of this Agreement; and (ii) a certificate as to the incumbency of the officer(s) of each Seller executing this Agreement and instrument or other document delivered in connection with the transaction contemplated by this Agreement.

        3.3.15 Assignments substantially in the forms attached as Exhibit "S", Exhibit "T" and Exhibit "U" hereto executed by the appropriate Seller, pursuant to which such Seller transfers the applicable Intangible Property consisting of patents and patent applications, trademarks and trade names and trademark applications (the "Trademark Assignment"), and copyrights, respectively (collectively, the "IP Assignments").

3.4     BUYER'S DELIVERIES TO SELLER AT CLOSING

On the Closing Date, Buyer shall make or cause the following deliveries to be made to Seller, to the Working Capital Escrow Agent or to the Purchase Price Reduction Escrow Agent, as applicable:

        3.4.1 The Purchase Price (less the Working Capital Escrow Amount and the Purchase Price Reduction Escrow Amount and the Deposit (together with all interest thereon)) to be delivered and paid by Buyer to Seller under Section 2.1.

        3.4.2 The Deposit (together with all interest thereon) to be paid and delivered from the Deposit Escrow Agent to Seller as provided in Section 2.1.2.

        3.4.3 The Working Capital Escrow Amount to be delivered by Buyer to the Working Capital Escrow Agent as provided in Section 2.1.3.

        3.4.4 The Purchase Price Reduction Escrow Amount to be delivered to the Purchase Price Reduction Escrow Agent as provided in Section 2.1.3.

        3.4.5 The Assignment Agreement, as provided in Section 3.3.1, duly executed by Buyer.

        3.4.6 The Bill of Sale, as provided in Section 3.3.2, duly executed by Buyer.

        3.4.7 The Permits Sharing Agreement, as provided in Section 8.5, duly executed by Buyer.

        3.4.8     The Purchase Price Reduction Escrow Agreement, as provided in
Section 2.1.3, duly executed by Buyer.

        3.4.9 The Working Capital Escrow Agreement, as provided in Section 2.1.3, duly executed by Buyer.

        3.4.10 The Trademark License Agreement, as provided in Section 1.1.4, duly executed by Buyer.

        3.4.11    [not applicable]

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

        3.4.12 Written certification evidencing Buyer's satisfaction of all of Buyer's covenants and obligations, as required by Section 4.1.1.

        3.4.13 Buyer shall have delivered to Seller the following evidence of all necessary action by Buyer in connection with the transaction contemplated hereby: (i) certified copies of resolutions duly adopted by Buyer's Board of Directors approving the transaction contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transaction contemplated by this Agreement.

        3.4.14 In the event that Buyer makes any assignment of its rights under this Agreement to a Subsidiary of Buyer as provided in Section 10.13 below, Buyer shall have executed and delivered to Seller, concurrently with or prior to the Closing Date, a guaranty substantially in the form and substance attached hereto as Exhibit "K", of all of such Subsidiary of Buyer's obligations under this Agreement and under any documents executed by such Subsidiary of Buyer in favor of Seller pursuant hereto.

        3.4.15    The IP Assignments, duly executed by Buyer.

3.5     PRORATIONS

Rent, post-Petition Date property taxes of any kind, paving liens, street improvement liens, sewerage liens and similar charges incurred with respect to the Real Property, the Real Property Leases, the Other Leases and Contracts (except with respect to such Real Property Leases and the Other Leases and Contracts that Buyer rejects pursuant to Section 1.2.1), and the Personal Property and income relating to or attributable to the Real Property Leases (except such Real Property Leases that Buyer rejects pursuant to Section 1.2.1) shall be prorated between Seller and Buyer as of the Closing Date and reflected on the closing settlement statement. Rent shall be prorated on the basis of a thirty (30) day month.

3.6     SALES, USE AND OTHER TAXES

In the event that any (a) real estate transfer taxes or similar taxes or charges are required to be paid in order to record the deeds to be delivered to Buyer in accordance herewith, or in the event any such taxes are assessed at any time thereafter, or (b) sales, use, transfer or other similar taxes or charges are assessed solely as a result of the transfer of any Property pursuant to this Agreement, then in each instance such taxes or charges incurred as a result of the transactions contemplated hereby shall be paid by Buyer.

3.7     POSSESSION

        3.7.1 Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Property, and shall also make available to Buyer at their then existing locations the originals of all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

        3.7.2 Until the Closing Date, title to, and risk of loss of, the Property will remain with the Seller. Title and all risk of loss will transfer to Buyer on the Closing Date. Seller will keep the Property insured against loss or damage in accordance with its existing insurance coverage until the Closing. If before the Closing, any loss or damage or other casualty or any governmental taking affects some or all of the Property (a "Loss"), then, at Buyer's option
(i) the condemnation or insurance proceeds paid, or to be paid, as a result of the Loss to such Property will be paid to Buyer at Closing or used to pay expenses of repairing, replacing and restoring such Property to its condition prior to such occurrence of the Loss and any remaining condemnation or insurance proceeds will be remitted to Seller, or (ii) if the insurance proceeds are not sufficient to compensate Buyer for the Loss, or Seller elects to retain all of the condemnation or insurance proceeds, then Buyer will be entitled to reduce the Purchase Price dollar for dollar by the amount of the uncompensated portion of the Loss. For purposes of compensating Buyer for a Loss, the Specified Amount shall be the sole determinant of the amount of a Loss.

4.      CONDITIONS PRECEDENT TO CLOSING

4.1     CONDITIONS TO SELLER'S OBLIGATIONS

Seller's obligation to make the deliveries required of Seller at the Closing shall be subject to the satisfaction, or waiver by Seller, of each of the following conditions:

        4.1.1 All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations set forth in this Agreement to be performed by Buyer at or prior to the Closing shall have been performed in all material respects, and Buyer shall have certified the foregoing to Seller in writing.

        4.1.2 The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 8.4.1 below and the Approval Order in accordance with
Section 8.4.2.

        4.1.3 All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated with respect to the transaction contemplated hereby, and any proceeding that may have been filed or instituted thereunder shall have been satisfactorily concluded.

        4.1.4 No order shall have been entered by any court, tribunal or governmental authority restraining or prohibiting the consummation of the transaction contemplated by this Agreement or staying the sale of any Property to Buyer. Seller shall have received reasonable assurances that the consummation of the transaction of this Agreement will not violate any, law, statute, rule or regulation applicable to Seller.

        4.1.5 Buyer shall have executed and delivered to Seller all of those documents, instruments and agreements required to be executed by Buyer to Seller under Section 3.4 hereof.

4.2     CONDITIONS TO BUYER'S OBLIGATIONS

Buyer's obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction, or waiver by Buyer, of each of the following conditions:

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

        4.2.1 All of the representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations set forth in this Agreement to be performed by Seller at or prior to the Closing shall have been performed in all material respects and Seller shall have certified the foregoing to Buyer in writing.

        4.2.2 Seller shall have executed and delivered to Buyer all of those documents, instruments and agreements required to be delivered by Seller to Buyer under Section 3.3 hereof.

        4.2.3 No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transaction contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

        4.2.4 The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 8.4.1 below and the Approval Order in accordance with
Section 8.4.2 below and the Procedure Order and the Approval Order shall each be a Final Order. As used herein, a "Final Order" means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction which may hear appeals from the Bankruptcy Court, which has not been reversed, modified or amended, and has not been stayed, and the time to appeal from which or to seek review or rehearing or petition for certiorari from which has expired without an appeal or application for review or rehearing having been filed, and has become final and is in full force and effect.

        4.2.5 The form and the substance of the Sale Procedure Motion, the Sale Motion, the Procedure Order and the Approval Order as set forth on Exhibit "M" shall have been approved by Buyer, and the Bankruptcy Court shall have entered the Procedure Order and the Approval Order substantially in the form attached hereto as Exhibit "M", or otherwise materially altering, amending or modifying the Procedure Order or Approval Order in a manner adverse to Buyer.

        4.2.6 All applicable waiting periods relating to the HSR Act shall have expired or been terminated with respect to the transaction contemplated hereby, and any proceedings that may have been filed or instituted thereunder shall have been satisfactorily concluded.

        4.2.7 Seller shall have cured all defaults, and shall have assumed and assigned to Buyer in accordance with an order of the Bankruptcy Court pursuant to the provisions of 11 U.S.C. Section 365 with respect to each item of Real Property and each of the Real Property Leases and the Other Leases and Contracts (except such Real Property Leases and Other Leases and Contracts that Buyer rejects pursuant to Section 1.2.1).

        4.2.8 Seller shall not have caused, created or consented to a material amendment or modification of any of the Real Property Leases and the Other Leases and Contracts (except those Real Property Leases and Other Leases and Contracts that Buyer rejects pursuant to Section 1.2.1) prior to Closing without having first obtained the written consent of Buyer with respect to each such amendment or modification, which consent shall not be unreasonably withheld.

        4.2.9 Seller shall have received and recorded deed(s) and/or Act of Sale (as appropriate) from Trinity Industries, Inc. ("Trinity") and the Liquidator of Halter Marine, Inc., a Louisiana corporation (dissolved), in form and substance reasonably acceptable to Buyer's title insurance underwriter, conveying all of Trinity's and said Liquidator's right, title and interest in and to the Lockport and Halter Moss Point tracts described as part of the Real Property on Exhibit "A-4" hereto.

        4.2.10 With respect to the Halter Port Bienville Facility owned by Seller, either (i) Seller shall have entered into an applicable agreement which provides that Seller has the legal right to access the waterway adjoining such Facility or (ii) Buyer shall have received reasonable assurances that the owner of such Facility will obtain the legal right to access the waterway adjoining such Facility.

4.3     TERMINATION

Either or both parties, as applicable, may terminate this Agreement only under the circumstances set forth below:

        4.3.1 Seller and Buyer may terminate this Agreement by written mutual consent at any time prior to the Closing.

        4.3.2 If all conditions to Closing required to obligate a party to close the transactions set forth herein have been satisfied and such party has not tendered performance of its Closing obligations or deliveries hereunder on or before the Closing Date, then the party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

        4.3.3 Either Seller or Buyer may terminate this Agreement by written notice to the other if the Closing has failed to occur on or before the close of business on the Outside Date, as extended pursuant to Section 3.2 (or such later date as Seller and Buyer may agree upon in writing); provided however, that neither Seller nor Buyer may terminate this Agreement by delivery of such notice of termination while such party is in breach or default of its obligations hereunder.

        4.3.4 This Agreement shall terminate and Buyer shall be entitled to the immediate return of the Deposit upon Seller's acceptance of an overbid at the Auction.

        4.3.5 This Agreement shall terminate and be deemed withdrawn by Buyer, if Buyer has not received approval from the Committee on Foreign Investment in the United States ("CFIUS") pursuant to and/or in relation to
Section 721 of the Defense Production Act of 1950 as amended, by Noon Central time on July 22, 2002.

4.4     CONSEQUENCES OF TERMINATION.

        4.4.1 Subject to Section 10.11, in the event this Agreement is terminated under Section 4.3.1 or 4.3.3 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided however, that Sections 10.22 and 2.1.2 relating to return of the Deposit hereof shall survive such termination.

        4.4.2     In the event this Agreement is terminated by Seller under
Section 4.3.2 because of a Buyer Default Termination, the Deposit Escrow Agent shall immediately deliver to Seller the Deposit, together with all interest thereon, as liquidated damages for Buyer's breach of this Agreement and as Seller's sole remedy in respect of this Agreement.

        4.4.3     In the event this Agreement is terminated by Buyer under
Section 4.3.2 above, the Deposit Escrow Agent shall deliver to Buyer the Deposit, together with all interest thereon as Buyer's sole remedy in respect of such termination.

        4.4.4     If Seller terminates this Agreement other than as provided in
Section 4.3, then in such event, in addition to any other remedy which may be available at law or in equity, Seller consents to and Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security and without the necessity of proving actual damages.

4.4.5 IN THE EVENT THIS AGREEMENT IS TERMINATED UNDER SECTION 4.3.4, THE DEPOSIT ESCROW AGENT SHALL IMMEDIATELY DELIVER TO BUYER THE DEPOSIT, TOGETHER WITH ALL INTEREST THEREON AS BUYER'S SOLE REMEDY IN RESPECT OF SUCH TERMINATION.4.4.6 IN THE EVENT THAT THIS AGREEMENT IS TERMINATED UNDER SECTION 4.3.5 BY THE BUYER ON OR BEFORE NOON CENTRAL TIME ON JULY 22, 2002, THE DEPOSIT ESCROW AGENT SHALL IMMEDIATELY DELIVER TO BUYER THE DEPOSIT, TOGETHER WITH ALL INTEREST THEREON AND NEITHER THE SELLER NOR THE BUYER SHALL BE LIABLE TO EACH OTHER IN ANY WAY WHATSOEVER.

5.      SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer:

5.1      VALIDITY OF AGREEMENT

Upon Seller's execution (as stated in Section 2.1.2), this Agreement shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.

5.2     ORGANIZATION, STANDING AND POWER

Seller consists of corporations or other entities duly organized, validly existing and in good standing under the laws of the States of their respective organization. Subject to the applicable provisions of bankruptcy law, Seller has all requisite power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to the Seller's obtaining the Procedure Order and the Approval Order, to execute, deliver and perform this Agreement and all writings relating hereto.

5.3     NO CONFLICTS OR VIOLATIONS

Upon obtaining the Procedure Order, the execution and delivery of this Agreement, the consummation of the transaction herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (i) conflict with or result in a breach of the organizational documents of Seller; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or

(iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

5.4     TITLE TO SPECIFIED PROPERTY

To the Seller's knowledge, Seller has good and marketable title to all items of non-leased Personal Property, the Other Contracts (except (i) such Other Contracts that Buyer rejects pursuant to Section 1.2.1 and (ii) any Other Contract listed on Exhibit "A-3a" which requires a novation or consent to assignment from a third party) and Seller's interests in HBJV to be sold, delivered and transferred to Buyer hereunder. At the Closing, Buyer will acquire the Property (except such Property that Buyer rejects pursuant to Section 1.2.1), free and clear of any liens, claims, interests and encumbrances, subject to Sections 2.3 and 3.5 hereof.

6.      BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller:

6.1     VALIDITY OF AGREEMENT.

All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including, but not limited to, the performance of Buyer's obligations hereunder, has been duly taken. This Agreement, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable in accordance with its terms.

6.2     ORGANIZATION, STANDING AND POWER

Each of Buyer and any Subsidiary of Buyer as contemplated in Section 10.13 is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

6.3     NO CONFLICTS OR VIOLATIONS

The execution and delivery of this Agreement, the consummation of the transaction herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not:
(i) conflict with or result in a breach of the articles of incorporation or by-laws of Buyer or any Subsidiary of Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer or any Subsidiary of Buyer is a party or by which Buyer or any Subsidiary of Buyer or their assets or properties may be bound.

6.4     FINANCING

As of the Closing, Buyer will have sufficient funds available to consummate the transaction contemplated hereby.

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

7.      "AS IS" TRANSACTION

Buyer hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement (and without in any respect impairing any of Seller's covenants under Section 8), the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Property including, without limitation, income to be derived or expenses to be incurred in connection with the Property, the physical condition of any personal property comprising a part of the Property or which is the subject of any other lease or contract to be assumed by Buyer at the Closing, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any real property lease to be assumed by Buyer at the Closing, the zoning of any such real property or improvements, the value of the Property (or any portion thereof), the terms, amount, validity or enforceability of any assumed liabilities, the merchantability or fitness of the personal property or any other portion of the Property for any particular purpose. Without in any way limiting the foregoing, Seller hereby disclaims any warranty, express or implied, of merchantability or fitness for any particular purpose as to any portion of the Property. Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of the Property and all such other matters relating to or affecting the Property as Buyer deemed necessary or appropriate and that in proceeding with its acquisition of the Property, except for any representations and warranties and covenants expressly set forth in this Agreement, Buyer is doing so based solely upon such independent inspections and investigations. Accordingly, Buyer will accept the property at the Closing "as is", "where is" and "with all faults", except as otherwise provided in
Section 5.4.

8.      COVENANTS PRIOR TO CLOSING

8.1     ACCESS TO RECORDS AND PROPERTIES OF SELLER

From and after the date of this Agreement until the Closing Date, Seller shall provide to Buyer's site inspectors access to the Property during normal business hours, and upon twenty-four (24) hours' advance written notice to Houlihan Lokey Howard & Zukin ("HLHZ") provide to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, access during normal business hours all records pertaining to the Property or the Business. Buyer, however, shall not be entitled to access (a) any materials containing information in respect of all matters subject to attorney-client privilege; (b) matters subject to government secrecy agreements noted on Exhibit "N"; and (c) any Excluded Assets. Buyer shall have the right, at its own cost, to conduct an environmental inspection of the Facilities of Seller as provided in Section 8.3 below.

8.2     OPERATION OF SELLER'S BUSINESS PENDING CLOSING

Unless Buyer otherwise consents, during the period prior to the Closing Date, Seller shall use commercially reasonable efforts to operate the Business as currently operated and only in the ordinary course and, consistent with such operation, shall use commercially reasonable efforts to preserve intact the Business and its relationships with employees (except that WARN Act notices shall be given by Seller as otherwise required by this Agreement), and persons having dealings with it. During the period prior to the Closing Date, Seller shall consult with Buyer with respect to any new customer projects under consideration by the Business and shall not, without Buyer's consent, which consent shall not be unreasonably withheld, (i) enter into any material contracts with respect to any customer projects not in existence on the Execution Date and
(ii) materially alter, amend or modify the Real Property Leases and the Other Leases and Contracts (except those Real Property Leases and Other Leases and Contracts that Buyer rejects pursuant to Section 1.2.1) that are in existence on the Execution Date.

8.3     ENVIRONMENTAL INVESTIGATION BY BUYER

At all times prior to the Closing and at a time or times mutually convenient for Buyer and Seller, Buyer, together with its environmental consultant, may, at Buyer's cost, conduct an environmental investigation of any of Seller's facilities listed on Exhibit "A-4" (collectively, the "Facilities"), consisting of a visual inspection and document review and, upon written consent by Seller (which consent shall not be unreasonably withheld), obtaining of samples. Seller shall provide to Buyer: (a) all documents pertaining to environmental matters requested by Buyer, and (b) the opportunity to tour the Facilities with an individual knowledgeable about their operations. Buyer agrees to provide Seller with drafts of any reports concerning the environmental investigation of the Facilities that are generated by, or on behalf of, Buyer. Prior to finalization of such reports, Seller shall have the opportunity to review the drafts within five business days of receipt of the drafts and to identify in writing any factual inaccuracies (in the view of Seller) therein. If such written comments are received from the Seller they may either be implemented in the final reports or enclosed to the final reports in Buyer's or it's consultant sole discretion. Buyer or its consultant may take reasonable soil and/or water samples from the Facilities. Notwithstanding the foregoing, Buyer may not conduct any surficial or ground water sampling, subsurface testing, sampling, or drilling on the Facilities unless specifically provided for in a scope of work which has been approved by Seller in writing and such approval shall not be unreasonably withheld by Seller. Seller shall have the right to approve any contractors or subcontractors retained by Buyer to perform sampling in respect of the Facilities and such approval shall not be unreasonably withheld by Seller. Each such contractor or subcontractor shall have liability insurance coverage of a type and amount reasonably acceptable to Seller, and Buyer will require that Seller be named as an additional insured on such policies. Buyer shall notify Seller not less than three (3) business days in advance of making any such inspection and shall inform Seller of the names of the company and persons who will conduct such inspection. Seller reserves the right to have a representative present at the time of such inspection. Buyer shall make all inspections in good faith and with due diligence and splits of all samples taken for analysis shall be made available to Seller immediately upon Seller's request. Buyer agrees to
(i) return the Facilities to the same condition in which they were prior to Buyer's making any inspection and (ii) comply with all applicable laws and regulations regarding installation, plugging, and abandonment of any well or boring. Buyer will treat, and will cause any representative of Buyer to treat, all information obtained by Buyer pursuant to the foregoing environmental investigation as strictly confidential information and will not disclose such information or the results of any environmental investigation or audit without the prior written consent of Seller, except as required by applicable law. In the event disclosure may be required by applicable law, Buyer shall immediately provide notice to Seller, and Seller may assert applicable privileges or seek protective orders to prevent such disclosure. Buyer agrees to indemnify, defend and hold harmless Seller, together with their officers, shareholders, directors, employees and agents, individually and collectively, from and against any and all liabilities, claims, losses recognized now or at any later time, together with all damages, costs, expenses, costs of defense, and costs of court to the extent arising out of or resulting from performance of the environmental investigation performed by Buyer, its employees, consultants, representatives and agents, which would not include any results and/or reports produced and/or arising out of the environmental investigation. All notices, reports, requests for approval and communications of any sort pursuant to this Section 8.3 or otherwise in connection with the subject matter of this Section 8.3 shall be sent to Seller only through their counsel at the following address, phone and fax numbers:

                           Andrews & Kurth
                           Mayor, Day & Caldwell, L.L.P.
                           1717 Main Street, Suite 3700
                           Dallas, Texas  75201
                           Attn:  John Dugdale
                           Phone:  214/659-4525
                           Facsimile:  214/659-4769

In respect of the environmental review conducted under this Agreement, Buyer shall not be excused from any of its duties to close the transaction contemplated hereunder and, except as provided in Section 1.1.2, to pay the Purchase Price.

8.4     BANKRUPTCY COURT APPROVALS

        8.4.1     Bankruptcy Court Approval of Sale Procedures

        The Seller has filed the motion referenced in Section 4.2.5 hereof (the "Sale Procedure Motion") with the Bankruptcy Court requesting the entry of the order referenced in Section 4.2.5 hereof (the "Procedure Order") (i) fixing the time, date, and location of a hearing (the "Approval Hearing") to approve Seller's consummation of this Agreement, (ii) fixing the time and date of an auction (the "Auction") to be held at the offices of Andrews & Kurth, Mayor, Day & Caldwell, L.L.P. at which higher and better offers may be presented to the Seller, (iii) providing for a breakup fee to Bollinger Shipyards, Inc., a Louisiana corporation ("Bollinger") if its stalking horse bid is not accepted and a credit in an equal amount if its overbid, if any, is accepted, (iv) providing that no prospective purchaser will be permitted to bid at the Auction unless (a) such prospective purchaser has been deemed "financially qualified" by HLHZ, Seller's investment banker, (b) each prospective purchaser shall have executed and delivered an asset purchase agreement substantially similar to this Agreement, and (c) such prospective purchaser has delivered a deposit into escrow not less than the amount of the Deposit, (v) providing that no prospective purchaser who bids for the Property at Auction shall be entitled to purchase the Property unless such prospective purchaser offers to purchase the Property for consideration which is at least Two Million, Seven Hundred Fifty Thousand Dollars and No Cents ($2,750,000) (the "Initial Overbid") greater than the consideration set forth in this Agreement (including all cash, non-cash consideration and assumed liabilities) and otherwise on terms at least as favorable to the Seller as those set forth in the Asset Purchase Agreement between the Seller and Bollinger dated May 20, 2002, and (vi) providing that (a) after the Initial Overbid, all further overbids must be in increments of at least Two Hundred Fifty Thousand Dollars and No Cents ($250,000), (b) should overbidding take place, each of Buyer and Bollinger shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approval Hearing based upon any such overbid, and (c) should Buyer be approved at the hearing on the Sale Motion, Bollinger shall, upon its receipt of the fees and deposit set forth in its Asset Purchase Agreement, deliver to such approved overbidder all third party reports, studies resulting from Bollinger's due diligence investigations, and (vii) approving the form, manner, scope, and substance of notice regarding the proposed sale and Auction, including overbid procedures.

        8.4.2     Bankruptcy Court's Approval of Sale

        Seller has filed the motion referenced in Section 4.2.5 hereof with the Bankruptcy Court (the "Sale Motion") requesting entry of the order referenced in
Section 4.2.5 hereof (the "Approval Order"), which Approval Order shall be submitted to the Bankruptcy Court following conclusion of the Auction, but in no event shall the Approval Order be submitted to the Bankruptcy Court later than the third day following conclusion of the Auction, and which Approval Order (i) approves the sale of the Property to Buyer on the terms and conditions set forth in this Agreement and authorizes the Seller to proceed with this transaction,
(ii) includes a specific finding that Buyer is a good faith purchaser of the Property as contemplated by Section 363(m) of the United States Bankruptcy Code,
(iii) states that the sale of the Property to Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever, and (iv) approves the Seller's assumption and assignment to Buyer of the pre-petition Real Property Leases and Other Leases and Contracts (except those Real Property Leases and the Other Leases and Contracts that Buyer rejects pursuant to Section 1.2.1) pursuant to Section 365 of the United States Bankruptcy Code and approves Buyer to pay the Cure Costs payable to the other parties to the Real Property Leases and the Other Leases and Contracts (except those Real Property Leases and the Other Leases and Contracts that Buyer rejects pursuant to Section 1.2.1) as a condition to such assumption and assignment in amounts not in excess of those amounts set forth on Exhibit "R".

8.5     PERMITS SHARING AGREEMENT

At the Closing, Seller and Buyer shall enter into a permits sharing agreement, substantially in the form attached hereto as Exhibit "O" (the "Permits Sharing Agreement"), pursuant to which Seller shall provide or cause to be provided to Buyer, at Buyer's cost, use of its permits necessary to operate the Business for a period not to exceed one hundred eighty (180) days after the Closing Date.

8.6     TRANSITION SERVICES AGREEMENT

        8.6.1 In the event any of Seller's projects not assumed by Buyer pursuant to this Agreement remain uncompleted on the Closing Date, Seller and Buyer shall undertake good faith negotiations to enter into a transition services agreement or subcontract, as applicable, by no later than the date set for the Auction in form and substance mutually satisfactory to Buyer and Seller, pursuant to which Buyer shall undertake commercially reasonable efforts to complete such projects upon mutually agreeable terms and conditions.

        8.6.2 Seller and Buyer shall undertake good faith negotiations to enter into a transition services agreement by no later than the date set for the Auction, in form and substance mutually satisfactory to Buyer and Seller, pursuant to which Buyer shall, to the extent necessary, (i) make available to Seller, at Seller's cost on a time and availability basis, access to and the services of those Continuing Employees necessary to conclude matters relating to Seller's estate in the Case, (ii) allow Seller, at a commercially reasonable cost, to use space at the FGH Corporate Offices located at 13085 Industrial Seaway Road, Gulfport, Mississippi for administration of the Case and (iii) allow Seller continued access to computers, data and other records necessary for administration of the Case.

        8.6.3 Seller and Buyer shall undertake good faith negotiations to enter into a transition services agreement by no later than the date set for the Closing, in form and substance mutually satisfactory to Buyer and Seller, upon mutually agreeable terms and conditions pursuant to which Buyer shall undertake to complete such projects those government contract listed on Exhibit A- 3a which has not been novated by the government as of the Closing Date.

8.7     [NOT APPLICABLE]

8.8     NOAA ESCROW

On or prior to the Closing Date, Buyer (i) shall have provided to NOAA (as defined in Exhibit "A-3a") suitable surety as required by that certain Other Contract listed in Exhibit "A-3a" with NOAA, (which may become effective on the date of novation of the NOAA contract) and (ii) shall have caused the release of Seller's surety provided to NOAA with respect to such Other Contract (including Seller's letter of credit and cash escrow) as of the date of novation of the NOAA contract.

8.9     LOCATION OF PERSONAL PROPERTY

By no later than the Closing Date, and unless otherwise mutually agreed by Buyer and Seller, Seller shall cause the Personal Property to be located on the Real Property.

9.      POST-CLOSING COVENANTS

9.1     POST-CLOSING MAINTENANCE OF AND ACCESS TO INFORMATION

Without limiting Seller's rights under Section 10.2 with respect to the Case, Buyer will also comply with the following provisions:

(a) The parties acknowledge that after Closing Seller or its successors may need access to information or documents in the control or possession of Buyer for the purposes of concluding the transaction herein contemplated, preparing or filing tax returns or responding to audits, Contracts and to satisfy other legal requirements, and to prosecute or defend claims against or by third parties.

(b) Buyer shall not dispose of or destroy any of the records and files of the Business prior to the fourth anniversary of the Closing Date. If Buyer wishes to dispose of or destroy such records and files after that time, it shall first give sixty (60) days' prior written notice to Seller, and Seller shall have the right, at its option and expense, upon prior written notice to Buyer within such sixty-day period, to take possession of the records and files within ninety (90) days after the date of the notice from Seller. After five years following the Closing Date, Buyer may dispose of or destroy any of the records and files of the Business without Seller's consent.

(c) Buyer shall cooperate fully in connection with, and make available for inspection and copying by, Seller, its successors, and their respective employees, agents, counsel and accountants and/or governmental authorities, upon written request, such books, records documents and other information to the extent reasonably necessary to facilitate the purposes set forth in subsection (a) above and for other legitimate corporate purposes. In addition, Buyer shall cooperate with, and shall permit and use its best efforts to cause, its former and present directors, officers and employees to cooperate with, Seller on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the Business or the Property and pertaining to periods prior to the Closing Date.

(d) Seller shall be entitled to retain any records that relate to events or periods prior to Closing for purposes of pending litigation involving matters to which such records refer.

(e) After the Execution Date but prior to the Closing Date, Buyer may designate in writing to Seller for rejection pursuant to the provisions of the Bankruptcy Code any executory contracts not previously assumed by Seller in the Case and otherwise to be assigned to Buyer pursuant to this Agreement, and Seller shall within five business days file with the Bankruptcy Court such pleadings as may be appropriate to reject all such executory contracts pursuant to Section 365 of the Bankruptcy Code.

9.2     OFFER AND TERMS OF EMPLOYMENT

        9.2.1     Offer of Employment.

Buyer agrees to offer (or to cause one of its affiliates to offer) employment to substantially all of those employees who, on the Closing Date, are active and available for work in the Business, are available to work, are listed on Exhibit "L" hereto, which employment shall be offered on the terms and conditions and at the same rate of pay such employee had on the day prior to the Closing Date or upon such terms and conditions and rate of pay as provided to employees of Buyer in comparable positions as such employee (each such employee who accepts Buyer's offer of employment, a "Continuing Employee"); provided, however, that this provision shall not prevent Buyer from terminating any Continuing Employee for any reason, or from changing the terms and conditions of employment and/or the rate of pay in its sole discretion.

        9.2.2     COBRA.

(a)     Buyer shall be responsible for providing COBRA continuation coverage for
        (i) all active and available employees employed by Seller in the Business on the Closing Date and (ii) any active employees employed by Seller in the Business who are terminated by Seller under Section 9.2.4 pursuant to the request of Buyer

(b) Seller shall remain liable for providing COBRA continuation coverage for all employees who are not provided COBRA continuation coverage by Buyer pursuant to Section 9.2.2(a), and Buyer shall have no responsibility therefor. Seller shall continue to maintain the effectiveness of its plan for the provision of COBRA continuation coverage for at least thirty (30) calendar days after the Closing Date.

        9.2.3     Employee Benefits.

(a) Buyer will grant to all Continuing Employees service credit for previous service recognized by Seller for purposes of vacation and other benefits, and will credit Continuing Employees with their prior service for purposes of calculating vacation time earned in the period following the Closing Date, to the extent included in Current Liabilities. In addition, Buyer shall provide continuing coverage to all Continuing Employees to participate in Buyer's then-current medical plans without preexisting condition exclusions, waiting times to commence coverage, or other lapses in coverage, for Continuing Employees, as of Closing, who have coverage under Seller's medical plans.

(b) Seller agrees that the vacation accrual included in Current Liabilities will be determined (i) in accordance with GAAP, specifically Statement of Financial Accounting Standards No. 43, which requires that the liability for compensated absences will be determined based on the period in which the vacation pay was earned; (ii) on a monthly basis and
        (iii) with no provision made for forfeitures.

        9.2.4     WARN Act and Other Compliance.

Upon reasonable request by Buyer after the Execution Date and prior to the Closing Date, Seller shall issue WARN Act notices at such time to those employees requested by Buyer. Buyer shall be responsible for and shall pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees or any termination of their employment in the Business in connection with the transaction provided herein, including, without limitation, those resulting pursuant to the foregoing sentence. Buyer agrees to indemnify, and hold Seller and its successors harmless from or against, any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection attorney's fees and other costs of defense) which Seller may incur in connection with any suit or claim of violation brought against Seller under the WARN Act, which relates to action taken by Seller pursuant to the first sentence of this Section 9.2.4 or by Buyer after the Closing Date with regard to any site of employment or one or more facilities or operating units within any site of employment of the Business; provided, however, Buyer shall neither indemnify nor hold Seller and its successors harmless in the event Seller does not issue the WARN Act notices requested by Buyer pursuant to the first sentence of this Section 9.2 within two
(2) business days after Buyer so requests.

9.3     TRANSFER OF TITLE TO PERSONAL PROPERTY

Seller shall reasonably cooperate with Buyer following the Closing to effect the transfer to Buyer of all titled Personal Property, including notarized bills of sale in such form as may be required by applicable law or governmental agencies.

9.4     FAST MISSILE CRAFT CONTRACT

In the event that Buyer assumes that certain Firm-Fixed Price Contract for Construction of 4 Fast Missile Craft and Associated Services, dated December 31, 2000, by and between the Ministry of Defense of the Government of the Arab Republic of Egypt and Halter Marine, Inc. (the "FMC Contract"), Buyer shall pay to Seller Five Million Dollars ($5,000,000), which payment shall be made upon terms to be mutually agreed upon between Buyer and Seller prior to the date set for the Auction in the Procedure Order subject to Buyer's assumption of such contract.

9.5     PASHA CONTRACT

        9.5.1 Buyer shall make a good faith effort to negotiate and/or enter into an agreement with Pasha Hawaii Transport Lines LLC ("Pasha") within forty-five (45) calendar days after the Closing Date for the continued construction, post-Closing, of that certain hull or vessel (the "Pasha Vessel") on which Seller commenced construction, pre-Closing, pursuant to that certain Shipbuilding Contract for Construction of a Single Screw Diesel Driven Car Carrier Vessel, dated as of October 25, 1999 (the "Pasha Contract"), by and between Pasha and Halter Marine, Inc., a Nevada corporation.

        9.5.2 In the event that Buyer shall not have entered into a contract with Pasha as contemplated in Section 9.5.1 within forty-five (45) calendar days after the Closing Date and the Pasha Vessel remains on the Real Property acquired by Buyer pursuant to this Agreement, then, at such time, Seller shall, and hereby does, sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title and interest, if any, in and to the Pasha Vessel, subject to any and all restrictions thereon and thereto.

        9.5.3 Buyer and Seller shall undertake good faith negotiations to enter into an agreement by no later than the Auction in form and substance mutually satisfactory to Buyer and Seller pursuant to which: (i) Buyer shall provide Seller reasonable access, for a period not greater than forty-five (45) calendar days after Closing, to the Real Property on which the Pasha Vessel or any inventory relating thereto remains on the Closing Date, (ii) in the event that Buyer is successful in entering into an agreement with Pasha to continue work on the Pasha Vessel, Buyer shall undertake good faith efforts to cause Seller's inventory relating to the Pasha Vessel to be used so that Seller receives payment for said assets at Seller's cost pursuant to a schedule heretofore made available to Buyer which is subject to further review by Buyer,
(iii) Buyer shall permit Seller to store the inventory related to the Pasha Vessel and Pasha Contract on the Real Property for a period not greater than forty-five (45) calendar days after Closing, and (iv) Seller shall assign all of Seller's right, title and interest, if any, in and to the Pasha Vessel which would assist Buyer in removing any encumbrances on the Real Property created by the Pasha Vessel.

        9.5.4 In the event that the Buyer enters into an agreement with Pasha, the Seller shall keep the Buyer informed and list all relevant agreements, licenses, permits, transactions and documentations relating and/or associated to this project and shall give the Buyer the right to have the same assigned and/or transferred and/or delivered to the Buyer at the Buyer's request. Upon the Buyer's request, and no later than the date of commencement to consider the disclosure statement, the Seller shall, seek the Bankruptcy Court approval of , and prosecute so long as commercial reasonable to assign and/or transfer and/or deliver to the Buyer such agreements, licenses, permits, transactions and documentation, regardless of whether the same is/are listed in Exhibit D hereof. Notwithstanding the above, nothing is deemed to be assigned and/or transferred and/or delivered unless the Buyer has specifically requested and consented in writing to the same.

9.6     [INTENTIONALLY DELETED]

9.7     CONFIDENTIALITY AGREEMENT INDEMNITY

To the extent Buyer acquires any Other Contracts consisting of confidentiality agreements and/or non-disclosure agreements listed on Exhibit "A-3" or Exhibit "A-3c", (a) Seller shall indemnify and hold harmless Buyer for any claims, costs or expenses (including court costs and reasonably attorney's fees) incurred by Buyer as a result of any breach of such agreements by Seller after the Closing Date, and (b) Buyer shall indemnify and hold harmless Seller for any claims, costs or expenses (including court costs and reasonably attorney's fees) incurred by Seller as a result of any breach of such agreements by Buyer after the Closing Date.

9.8     PORT BIENVILLE EMPLOYEES

In the event that Buyer significantly increases the number of employees employed at Seller's Port Bienville facility after the Closing Date, Buyer will undertake commercially reasonably efforts to offer employment first to those individuals whom Seller laid off in connection with a temporary reduction in workforce that occurred prior to the Execution Date.

10.     MISCELLANEOUS

10.1    SELLER'S REASONABLE ACCESS TO RECORDS AND CERTAIN PERSONNEL

So long as the Case is pending, (i) the Buyer shall permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Property or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at the Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses the Buyer for the reasonable costs and expenses thereof), and (ii) Buyer shall provide the Seller and such professionals (at no cost to the Seller) with reasonable access to such employees as Seller may reasonably request, during regular business hours to assist the Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with the Buyer's business operations.

10.2    NOTICES

Any notice required or allowed to be given hereunder by either party must be in writing and must be given either (i) by depositing with the United States Postal Service, by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed given as of the date deposited with the United States Postal Service or (ii) by facsimile, and, in either case, shall be deemed given upon receipt of a delivery confirmation, if properly addressed as set forth below:

         To Seller:          Friede Goldman Halter, Inc.
                             13085 Seaway Road
                             Gulfport, Mississippi  39503
                             Phone:  (228) 897-4800
                             Fax:  (228) 897-4803
                             Attn:  Chief Executive Officer

                             And

                             Glass & Associates
                             5926 Sherry Lane, Suite 201
                             Dallas, Texas 75225
                             Phone:  (214) 696-4500
                             Fax:  (214) 696-4695
                             Attn:  Jack R. Stone, Jr

         With a copy to:     Andrews & Kurth, Mayor, Day & Caldwell,  LLP
                             600 Travis, Suite 4200
                             Houston, Texas  77002-3090
                             Phone:  (713) 220-4528
                             Fax:  (713) 238-7246
                             Attn:  Doug Walter

                             And

                             Houlihan Lokey Howard & Zukin
                             3475 Piedmont Road, Suite 950
                             Atlanta, Georgia  30305
                             Phone:  (404) 495-7000
                             Fax:  (404) 495-9545
                             Attn:  James D. Decker

                             And

                             Heller, Draper, Hayden, Patrick & Horn, L.L.C. Poydras Center
                             650 Poydras Street, Suite 2500
                             New Orleans, Louisiana 70130-6103
                             Phone:  (504) 588-1888
                             Fax:  (504) 522-0949
                             Attn:  Douglas Draper

         To Buyer:           Vision Technologies Kinetics, Inc.
                             99 Canal Centre Plaza
                             Suite 210
                             Alexandria, VA  22314
                             Attn: Alan Bragassam
                             phone:  (703) 739-2610
                             Fax:  (703) 739-2611

         With a copy to:     Hughes, Watters & Askanase, LLP
                             1415 Louisiana, 37th Floor,
                             Houston, Texas 77002
                             Phone:  (713) 759-0818
                             Fax:  (713) 759-6834
                             Attn:  Joel P. Kay

10.3    ENTIRE AGREEMENT

This Agreement and the Exhibits and documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Property.

10.4    MODIFICATION

This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

10.5    Closing Date

All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected on the Closing until all such actions, documents and transactions have been taken, delivered or effected.

10.6    SEVERABILITY

Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of this Agreement shall survive and be valid and effective.

10.7    CAPTIONS

All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

10.8    FURTHER ASSURANCES

Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transaction contemplated herein.

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10.9    WAIVER

No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10.10   BROKERAGE OBLIGATIONS

        10.10.1 Seller is represented by HLHZ as its exclusive sale agent with respect to the transaction contemplated herein pursuant to that certain order entered by the Bankruptcy Court on October 30, 2001, and HLHZ's commission, fees and expenses are to be paid by Seller out of the proceeds as a cost of sale to a separate Debtor-in-Possession account designated by Seller in accordance with the terms and provisions of such order. Seller is also represented by the following real estate brokerage firms with respect to the sale of certain items of real property owned by Seller: Coldwell Banker, Cumbest Realty, Inc., and Johnny Morgan & Associates (collectively, the "Brokers"). Seller represents and warrants to Buyer that, except for HLHZ and the Brokers, Seller has incurred no liability to any broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby.

        10.10.2   [Not Applicable]

10.11   PAYMENT OF FEES AND EXPENSES

Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of this Agreement and the transaction described herein.

10.12   SURVIVAL

Except for the covenants and agreements that are expressly provided to be performed after the Closing Date or as may be necessary to maintain the Buyer's right, title and interest in and to the Property, none of the respective representations, warranties, covenants herein, shall survive the Closing.

10.13   ASSIGNMENTS

This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights hereunder without such consent to one or more corporations or other entities wholly-owned, directly or indirectly, by Vision Technologies Kinetics, Inc. a Delaware corporation or Vision Technologies Systems, Inc. a Delaware corporation (collectively referred to as "Subsidiary of Buyer"); provided further, that any such assignment shall not release Buyer from any of its obligations under this Agreement. Buyer will provide prompt written notice of any such assignment to Seller.

10.14   BINDING EFFECT

Subject to the provisions of Section 10.14 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

10.15   APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Mississippi.

10.16   CONSTRUCTION

The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonably construction without regard to the rule of contra proferentem.

10.17   COUNTERPARTS

This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages and initialed Exhibits and Schedules, provided that original signature pages shall be delivered within two business days following the date such facsimile signature pages are exchanged.

10.18   TIME IS OF THE ESSENCE

Time is of the essence in this Agreement.

10.19   TAX EFFECT

Each party represents that it has obtained, or may obtain, independent tax advice with respect to this Agreement and the transaction set forth herein, and no party has represented to the other what tax consequences will result for the other party as a result of its entering into this Agreement or performing its obligations hereunder.

10.20   EMPLOYEE WITHHOLDING

The parties agree that, (a) Seller shall be relieved from furnishing Forms W-2 to any of the Continuing Employees, and (b) Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the year in which the Closing occurs.

10.21   BANKRUPTCY COURT JURISDICTION

Buyer and Seller agree that, while the Case is pending and until entry of a final decree, the Bankruptcy Court shall have exclusive jurisdiction over all disputes in any way relating to the sale and other matters relating to the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto.

10.22   CONFIDENTIALITY AGREEMENT

The Confidentiality Agreement dated as of March 27, 2002 between Vision Technology Systems, Inc. ("VTS") and Seller (the "Confidentiality Agreement") shall remain in full force and effect during the term specified therein; provided, however, that upon the Closing of any sale to Buyer hereunder, such obligations shall terminate. Notwithstanding the foregoing, at all times after the Execution Date, Buyer and Seller may jointly contact Seller's customers, suppliers, subcontractors and any other persons with whom the Seller does business with respect to the Other Contracts (except such Other Contracts that Buyer excludes pursuant to Section 1.2.1), to evaluate, negotiate and/or propose modifications, prior to assumption by Seller with respect to any of the Other Contracts (except such Other Contracts that Buyer rejects pursuant to Section 1.2.1), and Seller shall cooperate fully to allow Buyer to perform such negotiation, evaluation and/or modifications to such Other Contracts should Buyer and the customers, suppliers, subcontractors and any other persons so request; provided, however, Buyer shall not have the right to perform any negotiations or propose any such modifications with respect to those Other Contracts listed on Exhibits "A-3a" and "A-3b" which would interfere with Seller's ability to obtain a novation of such Other Contracts.

10.23   [Not Applicable]

                     [Remainder of Page Intentionally Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                     Vision Technologies Kinetics, Inc.,

                                     By: /s/ Alan Bragassam
                                        ----------------------------------------
                                     Name:  Alan Bragassam
                                     Title: Authorized Representative

                                     FRIEDE GOLDMAN HALTER, INC.

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Senior Vice President-Administration

                                     HALTER MARINE, INC., a Nevada
                                     corporation

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Executive Vice President

                                     HALTER MARINE, INC., a Louisiana
                                     corporation

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Executive Vice President

                                     HALTER MARINE SERVICES, INC.

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Executive Vice President

                                     HALTER MARINE GULFPORT, INC.

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Executive Vice President

                           [SIGNATURE PAGE CONTINUED]

                                     HALTER MARINE PASCAGOULA, INC.

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Executive Vice President

                                     GULF COAST FABRICATION, INC.

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Executive Vice President

                                     HALTER GULF REPAIR, INC.

                                     By: /s/ Richard McCreary
                                        ----------------------------------------
                                     Name:  Richard McCreary
                                     Title: Executive Vice President

                                  EXHIBIT LIST

Exhibit A-1       Real Property Leases
Exhibit A-2       Other Leases
Exhibit A-3       Other Contracts
Exhibit A-3a      Vessel Construction Contracts
Exhibit A-3b      Vessel Construction Subcontracts
Exhibit A-3c      Contracts Relating to Vessel Construction Contracts
Exhibit A-4       Owned Real Property
Exhibit B         Personal Property
Exhibit B-1       Excluded Personal Property
Exhibit B-2       Leased Personal Property
Exhibit C         Intellectual Property
Exhibit D         Excluded Assets
Exhibit E         Deposit Escrow Agreement
Exhibit F         Working Capital Escrow Agreement
Exhibit G         Purchase Price Reduction Escrow Agreement
Exhibit H         Assignment and Assumption Agreement
Exhibit I         Bill of Sale
Exhibit J         Deeds and Act of Sale
Exhibit K         Guaranty
Exhibit L         Active Employees in the Business
Exhibit M         Sale Procedure Motion, Sale Motion, Procedure Order,
                  Approval Order
Exhibit N         Government Secrecy Agreements
Exhibit O         Permits Sharing Agreement
Exhibit P         {not applicable]
Exhibit Q         Trademark and Corporate Name License Agreement
Exhibit R         Cure Costs
Exhibit S         Patent Assignment
Exhibit T         Trademark Assignment
Exhibit U         Copyright Assignment

Schedule 2.2      Working Capital Calculation